FOR IMMEDIATE RELEASE


Tuesday, May 4, 1999

CHARTER ONE CONTACTS:                    CHITTENDEN CORPORATION CONTACTS:
Investors:  Ellen Batkie (800) 262-6301  Investors:  Kirk Walters (802) 660-1561
Media:  William Dupuy (216) 566-5311     Media:  Cynthia Gubb (802) 660-1367
(Press Release #33/1999)

CHARTER ONE AGREES TO ACQUIRE 14 VERMONT NATIONAL BANK OFFICES FROM CHITTENDEN

CLEVELAND, Ohio, May 4, 1999   Charter One Financial, Inc. (NASDAQ:COFI),
announced today that its principal subsidiary, Charter One Bank, F.S.B., has signed a definitive agreement with Chittenden Corporation (NYSE:CHZ) to purchase 14 Vermont National Bank offices along with approximately $400 million in deposits and $120 million in commercial loans. The deposits will be assumed for a deposit premium of approximately 10.5% and will result in approximately $42 million in tax deductible goodwill. The purchase is related to the branch divestiture required by federal regulators relative to Chittenden's pending merger with Vermont Financial Services Corp. (NASDAQ:VFSC), the parent company of Vermont National Bank and United Bank in Massachusetts. At March 31, 1999, Charter One had 12 offices and approximately $450 million in deposits in Vermont.

This transaction expands our New England presence and gives us a solid number three market share in Vermont, up from number five following our merger with ALBANK Financial late last year, commented Charles John Koch, Charter One
Chairman and Chief Executive Officer.   Furthermore, we look at this as an
efficient use of excess tangible capital and expect it to be accretive in 2000, adding approximately $.02 per share on a GAAP basis and $.03 share on a cash basis.

On a pro forma basis, the purchase increases Charter One's Vermont market share to 11%, up from approximately 6% at December 31, 1998. The new deposits include an attractive 61% in core products and carry a weighted average cost of approximately 3.11%. Additionally, the lending portfolio consists entirely of business and commercial real estate loans, which fits well with Charter One's strategy to shift its balance sheet into energized (non-single family) assets. On a pro forma basis, the transaction would increase Charter One's commercial loan and lease portfolio by 6%, to $2.1 billion.

Since these Vermont National branches do not directly overlap with existing Charter One branches, it is anticipated that none of the purchased branches will be closed. All of the affected Vermont National branch employees are expected to be retained by Charter One.

Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, commented on the agreement, We are delighted to have reached this agreement with Charter One which represents most of the expected divestitures required as a result of our pending merger with Vermont Financial. We believe this is a great opportunity for all parties concerned and are eager to complete our transaction with Vermont Financial, which we know will benefit our customers and the communities in which we operate.

This cash transaction is subject to review by federal and state regulators. Due diligence has been performed and the purchase is expected to be completed during the fourth quarter of 1999.

Charter One has approximately $24.6 billion in assets and $15.1 billion in deposits, making it the 33rd largest bank holding company in the country. The Bank currently has 339 branch locations in Ohio, Michigan, New York, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., the Bank s mortgage banking subsidiary, operates 40 loan production offices across 12 states, and Charter One Auto Finance, the Bank s indirect auto finance subsidiary, generates loans in nine states.

Chittenden Corporation is a bank holding company headquartered in Burlington, Vermont, with total assets of $2.1 billion at March 31, 1999. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, please visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.

FOR IMMEDIATE RELEASE
Local Version

Tuesday, May 4, 1999

CHARTER ONE CONTACTS:                   CHITTENDEN CORPORATION CONTACTS:
Investors:  Ellen Batkie (800) 262-6301 Investors:  Kirk Walters (802) 660-1561
Media:  William Dupuy (216) 566-5311    Media: Cynthia Gubb (802) 660-1367
(Press Release #34/1999)

CHARTER ONE AGREES TO ACQUIRE 14 VERMONT NATIONAL BANK OFFICES FROM CHITTENDEN

CLEVELAND, Ohio, May 4, 1999   Charter One Financial, Inc. (NASDAQ:COFI),
announced today that its principal subsidiary, Charter One Bank, F.S.B., has signed a definitive agreement with Chittenden Corporation (NYSE:CHZ) to purchase 14 Vermont National Bank offices along with approximately $400 million in deposits and $120 million in commercial loans. The deposits will be assumed for a deposit premium of approximately 10.5% and will result in approximately $42 million in tax deductible goodwill. The purchase is related to the branch divestiture required by federal regulators relative to Chittenden's pending merger with Vermont Financial Services Corp. (NASDAQ:VFSC), the parent company of Vermont National Bank and United Bank in Massachusetts. At March 31, 1999, Charter One had 12 offices and approximately $450 million in deposits in Vermont.

This transaction expands our New England presence and gives us a solid number three market share in Vermont, up from number five following our merger with ALBANK Financial late last year, commented Charles John Koch, Charter One
Chairman and Chief Executive Officer.   Furthermore, we look at this as an
efficient use of excess tangible capital and expect it to be accretive in 2000, adding approximately $.02 per share on a GAAP basis and $.03 share on a cash basis.

On a pro forma basis, the purchase increases Charter One's Vermont market share to 11%, up from approximately 6% at December 31, 1998. The new deposits include an attractive 61% in core products and carry a weighted average cost of approximately 3.11%. Additionally, the lending portfolio consists entirely of business and commercial real estate loans, which fits well with Charter One's strategy to shift its balance sheet into energized (non-single family) assets. On a pro forma basis, the transaction would increase Charter One's commercial loan and lease portfolio by 6%, to $2.1 billion.

The specific Vermont National offices which Charter One will purchase are:

Bennington
Berlin Mall, Berlin
Burlington Square Mall, Burlington
Prim Road, Colchester
Essex Junction
Jamaica
Main Street (Depot), Montpelier
Middlebury
North Putney Road, Brattleboro
Shelburne Road, South Burlington
St. Albans
Vergennes
Blair Park, Williston
Winooski

Since these Vermont National branches do not directly overlap with existing Charter One branches, it is anticipated that none of the purchased branches will be closed. All of the affected Vermont National branch employees are expected to be retained by Charter One.

Paul A. Perrault, Chittenden's Chairman, President and Chief Executive Officer, commented on the agreement, We are delighted to have reached this agreement with Charter One which represents most of the expected divestitures required as a result of our pending merger with Vermont Financial. We believe this is a great opportunity for all parties concerned and are eager to complete our transaction with Vermont Financial, which we know will benefit our customers and the communities in which we operate.

This cash transaction is subject to review by federal and state regulators. Due diligence has been performed and the purchase is expected to be completed during the fourth quarter of 1999.

Charter One has approximately $24.6 billion in assets and $15.1 billion in deposits, making it the 33rd largest bank holding company in the country. The Bank currently has 339 branch locations in Ohio, Michigan, New York, Massachusetts and Vermont. Additionally, Charter One Mortgage Corp., the Bank s mortgage banking subsidiary, operates 40 loan production offices across 12 states, and Charter One Auto Finance, the Bank s indirect auto finance subsidiary, generates loans in nine states.

Chittenden Corporation is a bank holding company headquartered in Burlington, Vermont, with total assets of $2.1 billion at March 31, 1999. Its subsidiary banks are Chittenden Bank, The Bank of Western Massachusetts, and Flagship Bank and Trust Company. The Company offers a broad range of financial products and services, including deposit accounts and services; consumer, commercial, and public sector loans; insurance; brokerage; and investment and trust services to individuals, businesses, and the public sector. To find out more about Chittenden and its products, please visit our web site at www.chittenden.com. Chittenden Corporation news releases, including earnings announcements, are available via fax by calling 800-758-5804. The six-digit code is 124292.